Exhibit 10.9.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS

BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF

PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

February 8, 2018 (revised February 16, 2018)

Mr. Scott Hutton

[***]

[***]

Dear Scott:

It is my pleasure to offer you the position of Chief Operating Officer at Biodesix, Inc. (“Biodesix” or the “Company”) beginning on March 1, 2018. As Chief Operating Officer you will be reporting to David Brunel, Chief Executive Officer, who will be primarily responsible for evaluating your performance. In this position you will be overseeing our organization’s ongoing operations and procedures with the goal of securing the functionality of business to drive extensive and sustainable growth. You will work primarily from our Boulder facility. The Company may change your position, title, duties, and place of employment from time to time as it deems necessary.

This letter and the accompanying enclosures state the complete terms and conditions of your offer. This offer will expire if not accepted within two weeks of the date of this letter, shown above.

Our benefits, payroll, and other human resource management services are provided through TriNet Employer Group, Inc., a professional employer organization. As a result of Biodesix’s arrangement with TriNet, TriNet will be considered your employer of record for these purposes, and your managers at Biodesix will be responsible for directing your work, reviewing your performance, and setting your schedule at Biodesix.

Compensation: Your base salary will be $22,916.67 per month, or $275,000 annualized, less all deductions and withholdings. Salaries are paid twice per month. The Company may modify your compensation from time to time in its sole discretion.

Mobile Phone Allowance: In addition to the salary above, you will receive a taxable mobile phone allowance of $125 per month. This allowance is intended to cover business use of your personal cell phone.

Equity: Subject to the approval of the Board of Directors of the Company, you may be eligible to receive an option to purchase 500,000 shares of common stock at an exercise price per share equal to the fair market value of the Company’s common stock as determined by the Board on the date

Biodesix, Inc. • 2970 Wilderness Place, Suite 100 • Boulder, CO • Office 303 417 0500 •

Fax 303 417 9700 • www.biodesix.com

Scott Hutton

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February 8, 2018

the Board approves and grants such option (“Option”). The vesting schedule and all terms, conditions, and limitations of the Option will be set forth in a stock option grant notice, the Company’s standard stock option agreement and the Company’s 2016 Equity Incentive Plan. You must be employed by the Company on the date the Options are approved.

Bonus: You have the potential of achieving a bonus of up to 50% of your base salary (as actually paid in a given year) if you achieve certain milestones and objectives determined by the Company. Such bonus, if any, will be paid after the close of the Company’s financial year, after validation and approval from the Company’s Board of Directors that relevant objectives have been achieved, and provided the Company has the financial wherewithal to pay. To be eligible for any Bonus, you must have begun your employment with the Company on or before September 30 of the year for which the Bonus is awarded, and you must be employed by the Company at the time any Bonus amount is to be paid. Bonuses are not earned until they are approved in writing by the Board of Directors of the Company.

Benefits: Upon acceptance of full-time employment, you will also be eligible to receive the same benefits available to all US employees of the Company which include vacation and sick leave, health insurance, dental insurance, a vision plan, and any other benefit plans offered by the Company. Full-time employees are entitled to 8 days of sick leave per year, which you will be eligible to use commencing with your first day of employment at the Company. Your annual vacation will be 20 days per year, which will accrue upon commencement of employment. If any sick days are unused at the end of the year they will not carry over to the following year. Vacations must be scheduled in consultation with your supervisor in order to minimize the disruption to the Company’s business. In general, one week’s notice should be provided for each day off requested. The Company may modify your benefits from time to time in its sole discretion.

Confidentiality and Inventions Assignment Agreement: One of the conditions of your employment with the Company is the maintenance of the confidentiality of the Company’s proprietary and confidential information. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information that is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain or which is otherwise provided or developed by the Company. You also should not bring onto the Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines described above. Before your start date, you must therefore execute the Company’s Confidentiality and Inventions Assignment Agreement (“CIIA”), which you will find attached hereto as Attachment A. However, your commencement of employment shall constitute acceptance of all the terms and conditions in the Company’s Confidentiality and Inventions Assignment Agreement.

Expenses: The Company will reimburse you for reasonable and necessary expenses incurred by you in furtherance of Biodesix’ business. All expenses claimed are subject to the review and

Scott Hutton

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February 8, 2018

approval of your supervisor. Records must be maintained and submitted for any expenses to be reimbursed, including destination for auto mileage totals and receipts for all other items. Use of a personal automobile for company business will be reimbursed at the applicable IRS per-mile rate in effect.

Termination of Employment: You and Biodesix each acknowledge that either party has the right to terminate your employment with Biodesix at any time for any reason whatsoever, with or without cause or advance notice, subject only to the following:

a.    Resignation, Termination for Cause or due to Death or Disability. In the event you resign your employment with Biodesix, or your employment is terminated by Biodesix for Cause or due to death or disability, the Company’s obligation to make payments hereunder shall cease, except that the Company shall pay you or, as applicable, your heirs or assigns, any salary earned but unpaid prior to such termination, any reimbursable business expenses that were incurred but not reimbursed as of the date of your last day of employment, and, if applicable, all accrued but unused vacation. Vesting of any unvested stock options or other equity securities shall cease on your last date of employment.

b.    Termination by the Company without Cause. If your employment with the Company is terminated by the Company without Cause, including but not limited to a termination following a Change in Control (as defined in the Company’s 2016 Equity Incentive Plan) or, following a Change in Control, a successor’s failure to assume the terms and conditions of this letter Agreement as it relates to your salary, duties and responsibilities or severance provisions, and subject to your compliance with the obligations set forth below, you will receive the following Severance Benefits: (i) Severance Payments. Base salary continuation for a period of twelve months following the effective date of the Release (the “Severance Payments”), less standard deductions and withholdings; and (ii) COBRA Reimbursement. If you timely elect continued coverage under COBRA, the Company will pay your COBRA premiums to continue your coverage (including coverage for your eligible dependents, if applicable) (“COBRA Premiums”) through the period starting on the termination date and ending twelve months after the termination date (the “COBRA Premium Period”); provided, however, that the Company’s provision of such COBRA Premium benefits will immediately cease if during the COBRA Premium Period you become eligible for group health insurance coverage through a new employer or you cease to be eligible for COBRA continuation coverage for any reason, including plan termination.

c.    Release Requirement. The Severance Benefits are conditional upon (a) you delivering to the Company and making effective an irrevocable a general release of all claims in favor of the Company, in a form reasonably acceptable to the Company (the “Release”), which release shall be effective not later than 45 days following the date of the applicable termination or resignation; and (b) your continued compliance with the Release including any cooperation, non-disparagement or confidentiality provisions contained therein and continuing to comply with your obligations under the CIIA, including non-solicit provisions thereof.

d.    Cause. As used in this Agreement, “Cause” means the occurrence of one or more of the following: (a) failure to perform your assigned duties or responsibilities as a service

Scott Hutton

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February 8, 2018

provider which continues beyond thirty (30) days after a written demand for substantial performance is delivered to you by the Company; (b) engaging in any act of dishonesty, fraud or misrepresentation that has caused, might reasonably have been expected to cause, or is reasonably likely to cause in the future, material harm to the Company, including material reputational harm to the Company; (c) violation of any federal or state law or regulation applicable to the business of the Company or its affiliates and such violation has caused, might reasonably have been expected to cause, or is reasonably likely to cause in the future, material harm to the Company; (d) material breach of any confidentiality agreement or invention assignment agreement between you and the Company (or any affiliate of the Company); or (e) being charged by a law enforcement agency with any felony.

Code 409A Compliance. To the extent any payments or benefits pursuant to this offer letter Agreement are paid from the date of termination of your employment through March 15 of the calendar year following such termination, such Severance Payments are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations, (b) are paid following said March 15, such Severance Payments are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary separation from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision, (c) represent the reimbursement or payment of costs for outplacement services, such payments are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and to qualify for the exception from deferred compensation pursuant to Section 1.409A-1(b)(9)(v)(A), and (d) are in excess of the amounts specified above, such Severance Payments shall (unless otherwise exempt under Treasury Regulations) be considered separate payments subject to the distribution requirements of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), including the requirement of Section 409A(a)(2)(B)(i) of the Code that payments or benefits be delayed until 6 months after your separation from service if you are a “specified employee” within the meaning of such section of the Code at the time of such separation from service. In the event that a six month delay of any such separation payments or benefits is required, on the first regularly scheduled pay date following the conclusion of the delay period, you shall receive a lump sum payment or benefit in an amount equal to the separation payments and benefits that were so delayed, and any remaining separation payments or benefits shall be paid on the same basis and at the same time as otherwise specified pursuant to this Agreement (subject to applicable tax withholdings and deductions).

Company Property: During and after your employment, you will not use any Company Property (defined below) for any purpose other than for the benefit of the Company. In the event of your termination of employment, or at any time at the request of the Company, you will return all Company Property. You will also return all copies of Company Property and any work product derived from Company Property.

“Company Property” means trade secrets of Biodesix, work product, customer lists, prospect lists, forms, manuals, records, correspondence, contracts, notes, memoranda, notebooks and other

Scott Hutton

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February 8, 2018

documents of the Company, software media, equipment, and other intangible and tangible property owned by the Company.

Name & Likeness Rights: You hereby authorize the Company to use, reuse, and to grant others the right to use and reuse your name, Company-originated photograph, Company-originated voice recording, biographical information relevant to your professional status, and any reproduction or simulation thereof, in any media now known or hereafter developed (including but not limited to film, video, and digital, or other electronic media), both during and after your employment.

At-Will Employment: As Biodesix is the company for which you will perform service, we will retain the right to control and direct your work, its results, and the manner and means by which your work is accomplished. Your employment with the Company is at will, and therefore, may be terminated by you or the Company at any time and for any reason, with or without cause, and with or without notice. Any contrary representations or agreements, which may have been made to you, are superseded by this offer. The “at will” nature of your employment described in this offer letter shall constitute the entire agreement between you and the Company concerning the nature and duration of your employment. In addition, the fact that the rate of your salary or other compensation is stated in units of years or months and that your vacation and sick leave accrue annually or monthly does not alter the at-will nature of the employment, and does not mean and should not be interpreted to mean that you are guaranteed employment to the end of any period of time or for any period of time. The “at will” term of your employment with the Company can only be changed in writing and signed by you and the Chief Executive Officer of the Company.

Exempt Employment: As an exempt, salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

Additional Benefits: As stated above, Biodesix has contracted with TriNet to provide payroll, benefits, and HR administration services on behalf of Biodesix. Information about these benefits will be available on-line over the web on the terms and conditions included in the End User License Agreement (EULA) each new employee must accept in order to access TriNet’s on-line self-service portal, HR Passport.

Miscellaneous: This letter states the complete and exclusive terms and conditions of your employment and supersedes any and all prior agreements, whether written or oral. By joining the Company, you are agreeing to abide by all laws and regulations, all Company policies and procedures, to acknowledge in writing that you have read the Company’s Employee Handbook and that you are bound by the terms and conditions of the Company’s Confidentiality and Inventions Assignment Agreement. Violations of these policies may lead to immediate termination of employment. As required by law, this offer is subject to satisfactory proof of your right to work in the United States. Further, this offer is contingent upon the completion of a background and security check. By accepting this offer below, you are hereby providing your approval of the Company’s efforts and activities in this regard.

We look forward to having you join us at Biodesix. If you wish to accept this offer under the terms and conditions described above, please sign and date this letter and the attached Confidentiality

Scott Hutton

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February 8, 2018

and Inventions Assignment Agreement and return them to me. In addition, please bring the necessary documents required to verify your identity and eligibility to work in the United States on your reporting date. A list of acceptable documents is described on the enclosed 1-9 form. Also, if you have not already done so, please complete the enclosed Application for Employment, New Employee Information, and Sterling Authorization for Background Check for our files and submit it prior to your first day of work.

We are all excited about the opportunity to work with you. On behalf of all our team members, let me extend a sincere Welcome Aboard!

Sincerely,

/s/ Jim Purvis

Jim Purvis

Vice President of Human Resources

Enclosures: I-9 Form, Application for Employment, Sterling Authorization for Background Check, New Employee Information, Business Card Order Form, Instructions

I accept the above terms of employment as stated:

/s/ Scott Hutton	2/16/2018
Scott Hutton	Date